Exhibit 99.1

NORTH PALM BEACH, Fla., Jul 12, 2004 /PRNewswire-FirstCall via COMTEX/ -- Bravo! Foods International ("Bravo") (OTC Bulletin Board: BRVO), a brand development and marketing company that manufactures, promotes and distributes vitamin- fortified flavored milks today reported that total initial and repeat orders of its Slammers(R) Ultimate Milkshake products totaled over 121,000 cases or approximately 1.5 million units. The product, which was launched in May, has been shipped to 15 grocery and convenience chain stores as well as 26 distributors handling it nationwide. Recent new retail customers include Bashas' in Arizona, Jewel in Chicago, Food Lion in the Carolinas, along with ShopRite, Pathmark and A&P in the Northeast.

The Company said new and repeat orders of 49,368 cases with a wholesale value of $515,400 have been shipped since June 1. Over 75 percent of the Company's active customers, including several major national chains, have placed reorders, and sixteen accounts have ordered three or more times since May 1, 2004.

"The ultimate validation of the success of a new beverage release is the level of reorders received after the product has been launched. The volume of reorders is quantifiable evidence of consumer acceptance of all five flavors of these great tasting new milkshakes," said Roy Warren, Bravo! Foods' CEO. While we're very pleased with the growing number of new accounts authorizing our brand, we're especially delighted to see the acceptance of our products in a diverse range of retail sales channels including the so-called "up and down the street" marketplace."

Mr. Warren said shipment of its Slim Slammers(R), Bravo's exciting new "no-sugar added" flavored milk featuring nutritional claims not currently available in competitive brands, will begin the week of July 26. He added that its Pro Slammers(R) and Moon Pie(R) chocolate and banana flavored milks will be launched within of few weeks of the Slim Slammers release.

About Bravo! Foods

Bravo! Foods International Corp. licenses, markets, distributes and sells flavored milk products throughout the 50 states, Puerto Rico, the U.S. Virgin Islands, the Middle East and Mexico. The milk is available in the United States through production agreements with milk processors. It is currently available in five flavors under the brand name Slammers (R) and can be purchased in retail outlets throughout the country and in some international markets. For additional information visit http://www.bravobrands.com

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in the Company's filings with the Securities and Exchange Commission.


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